Exhibit (c)-(2)

Project Orchid

Presentation to the Special Committee of the Board of Directors

CORPORATE FINANCE December 1, 2015 FINANCIAL ADVISORY SERVICES

FINANCIAL RESTRUCTURING STRATEGIC CONSULTING

HL.com Draft – for discussion only Confidential

Project Orchid Table of Contents

Page

Transaction Overview 2

Financial Analysis 8

Appendix 17

Additional Financial Data 18

Disclaimer 25

Draft – for discussion only

Transaction Overview

Draft – for discussion only

Transaction Overview

Summary of Selected Transaction Terms1

Parties to the Transaction

Global-Tech Advanced Innovations Inc., a British Virgin Islands corporation (“Global-Tech” or “Company”)

Timely Star Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”)

Timely Merit Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”)

The “Rollover Holders”:

Mr. John C.K. Sham (“Mr. Sham” or the “Chairman”)

Wing Shing Holdings Company Limited (“Wing Shing”)

Certain other stockholders of the Company (the “Other Rollover Holders” and collectively with Wing Shing and Mr. Sham, the “Buyer Group”)

Transaction Structure

Merger: Merger Sub to be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Transaction”)

Form of Consideration

Cash Only: each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares, shall be cancelled in exchange for the right to receive US$[8.85] in cash per Share without interest (the “Merger Consideration”)

“Rollover Shares” means all of the issued and outstanding shares held by each of the Rollover Holders

“Dissenting Shares” means the Shares owned by the Dissenting Shareholders

“Excluded Shares” means, collectively, (a) the Rollover Shares and (b) the Shares held by the Company or any of its Subsidiaries (if any)

Certain Closing Conditions

Vote requirements: Subject to the affirmative vote of (i) shareholders representing a majority of common shares and (ii) majority of the common shares voting, excluding the Excluded Shares

Company Termination Fee

US$[ ] million

Parent Termination Fee

US$[ ] million

Source: Draft dated November [9], 2015 of the Agreement and Plan of Merger among Timely Star Limited, Timely Merit Limited and Global-Tech Advanced Innovations Inc. (the “Agreement”) Note:

1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction; this summary is qualified by the terms and conditions of the Agreement

Draft – for discussion only

3

Transaction Overview

Transaction Value Overview

Summary of Proposed Transaction Value

(dollars and shares in millions, except per share values)

Security	Shares Outstanding[1]	Per Share Transaction Consideration[2]	
Common Stock	3.1	$8.85	
Implied Values			
Implied Common Equity			**$27.7**
Adjustments:			
Add: Total Debt[3]			7.7
Add: Non-controlling Interest[4]			(0.5)
Less: Cash and Cash Equivalents[5]			(35.9)
Implied Enterprise Value			**($1.0)**

Implied Transaction Multiples

Revenues, Net	**Implied Multiple**
LTM 9/30/15	NEG
NFY 2016E	NEG
NFY+1 2017E	NEG

Implied Premiums to Historical Stock Trading Prices

Announced Date	Offer Price
8/3/2015	$8.75
11/20/2015	$8.85

Trading Period Prior to Announcement	Closing Share Price	Implied Premium of Per Share Transaction Consideration over Average Closing Share Price
1-Day	$3.00	195.0%
5-Day Average	$3.08	187.2%
10-Day Average	$3.28	169.8%
1-Month Average	$3.31	167.4%
3-Month Average	$3.42	159.0%
6-Month Average	$3.65	142.8%
1-Year Average	$4.53	95.4%
52-Week High (9/22/14)	$8.80	0.6%
52-Week Low (7/1/15)	$2.75	221.8%

Source: Company filings; LTM financial per Company filings, NFY and NFY+1 financials per Company management
Notes:
1. Based on 3,127,503 outstanding shares as of 11/12/2015, per Company management
2. The Company received an offer by the Company's chairman on 8/3/2015 at $8.75 per share and a revised offer on 11/20/2015 at $8.85 per share for all the outstanding shares of the Company
3. Total debt refers to short-term bank loans as of 9/30/2015 per unaudited figures provided by Company management
4. Non-controlling interest as of 9/30/2015 per unaudited figures provided by Company management
5. Cash and cash equivalents, time deposits, restricted cash and available-for-sale investment as of 9/30/2015 per unaudited figures provided by Company management
LTM refers to the most recently completed twelve month period for which financial information has been made public, NFY refers to next fiscal year, NFY+1 refers to the year after next fiscal year
E refers to Estimated.

Draft – for discussion only

HOULIHAN LOKEY | 4

Transaction Overview

Shareholder Structure

Ownership Structure (Shareholder Detail)

Buyer Group Shareholders Shares Held Ownership %

John C.K. Sham 882,375 28.2%

Hui Shun Chi—Mother of John Sham 600,000 19.2%

Jenny Tsai—Wife of John Sham 300,000 9.6%

Estee Sham—Daughter of John Sham 300,000 9.6%

Total Buyer Group Ownership 2,082,375 66.6%

Unaffiliated Shareholders Shares Held Ownership %

Grace & White, Inc. 208,448 6.7%

Neon Liberty Capital Management LLC 94,500 3.0%

Brian Yue (Director) 42,104 1.3%

Renaissance Technologies Corp. 33,600 1.1%

BlackRock, Inc. 27,138 0.9%

Other Unaffiliated Shareholders 639,338 20.4%

Total Unaffiliated Ownership 1,045,128 33.4%

Total Shares Outstanding1 3,127,503 100.0%

Ownership Structure Unaffiliated Shareholders 33.4% Buyer Group 66.6%

Source: Capital IQ, Company filings and Company management Note:

1. Based on 3,127,503 total shares outstanding as of 11/12/2015 per Company management

Draft – for discussion only

5

Transaction Overview

Stock Trading History

Share Price & Volume History for Last 3 Years

Closing Stock Price (US$) Daily Volume (MMs) $18.00 9/28/2015 0.60

7/23/2013 Company announced unaudited quarterly 4/8/2013 Company announced FY2013 results; Q4 results, net sales decreased from $24.7mm to $16.00 Company announced large continued to be the weakest quarter every $15.3mm compared with last year; operating decrease in net income and year due to business disruptions related to loss amounted to ($2.4mm) from ($1.2mm) 0.50 significant investment made the Chinese New Year $14.00 to expand CCM business 9/22/2014 Company reported Q1 results for 8/3/2015 FY2015; Net sales increased by 104% $12.00 Mr. Sham and certain of his 0.40 in the electronic components segment controlled or affiliated entities and net loss narrowed to ($0.3mm) submitted a non-binding going from ($1.5mm) in Q1 FY2014 $10.00 private proposal

0.30 Merger Consideration of $8.85 $8.00

$6.00 0.20

12/30/2013

12/15/2014

Company announced $4.00 Company announced Q2 results for closure of the EMS business FY2015; Net sales increased by 76% and net loss narrowed to ($2.2mm) 0.10 $2.00 from ($5.2mm) in Q2 FY2014

$0.00 0.00 11/20/12 05/20/13 11/20/13 05/20/14 11/20/14 05/20/15 11/20/15

Daily Volume Global-Tech Advanced Innovations Inc.

Price & Volume Statistics (Prior to Announcement)

52 Week High (9/22/2014) $8.80 1-Week Avg. Daily Volume 700

52 Week Low (7/1/2015) $2.75 1-Month Avg. Daily Volume 2,890

All Time High (4/8/1998) $86.50 3-Month Avg. Daily Volume 2,860

All Time Low (12/30/2011) $2.68 6-Month Avg. Daily Volume 2,290

Source: Capital IQ, Factiva, Company filings, public information

Note: 6 CCM refers to complementary metal oxide semiconductor (“CMOS”) camera modules; EMS refers Draft to Electronic – for Manufacturing discussion Services only segment of the Company

6

Transaction Overview

Relative Stock Performance

Indexed Stock Price Performance for Last 3 Years

Indexed Prices

350% 300% 250% 200%

150% S&P 500 Index: +50.5%

Global-Tech Advanced Innovations: +18.6%

100%

Selected Companies Index1: -23.0%

50%

0%

Global-Tech Advanced Innovations Inc. S&P 500 Index Selected Companies Index

Source: Capital IQ

Notes:

Selected Companies Index includes: APCB Inc. (TSEC:6108), AzureWave Technologies, Inc. (TSEC:3694), Bison Electronics Inc. (GTSM:3659), CammSys Corp. (KOSDAQ:A050110), Creative Sensor Inc. (TSEC:8249), Powerlogics Co., Ltd. (KOSDAQ:A047310), Nanos Co., Ltd. (KOSDAQ:A151910), Haesung Optics Co., Ltd. (KOSDAQ:A076610)

Draft – for discussion only

7

Financial Analysis

Draft – for discussion only

Financial Analysis

Financial Analyses Summary

Implied Per Share Equity Value Reference Range1

$12.00

$11.00

$10.00 $9.57

Merger Consideration

$9.00

Share) of $8.85

$8.00

Per

(US $ $7.00

$6.00 $6.33

$5.00

$4.00

$3.00

Illustrative

Liquidation Analysis Prepared by Company Management

Notes:

[No particular weight was attributed to any individual analysis]

1. Based on 3.1 million shares outstanding as of 11/12/2015 per Company management

Draft – for discussion only

Financial Analysis

Financial Analyses Summary (cont.)

(shares outstanding and dollars in millions, except per share values)

Illustrative Liquidation Analysis Prepared by Company Management

Implied Total Equity Value Reference Range $19.8 — $29.9 Shares Outstanding 1 3.1 — 3.1 Implied Per Share Reference Range $6.33 — $9.57

Source: Financial items are based on Global-tech’s public filings; Note:

1.Based on 3.1 million total shares outstanding as of 11/12/2015 per Company management

Draft – for discussion only

Financial Analysis

Selected Historical and Projected Financial Information

(dollars in millions)

	Fiscal Year Ended March 31,			LTM Ended	Fiscal Year Ending March 31,					CAGR
	2013	2014	2015	9/30/15	2016E	2017E	2018E	2019E	2020E	2015 to 2020E
Revenues, Net	$66.8	$62.7	$78.0	$67.8	$78.5	$75.0	$75.0	$75.0	$75.0	-0.8%
Growth %	21.0%	-6.2%	24.4%		0.6%	-4.5%	0.0%	0.0%	0.0%	
Cost of Goods Sold	(56.9)	(58.0)	(74.9)	(65.3)	(72.1)	(68.9)	(68.6)	(68.6)	(68.6)	
Gross Profit	$10.0	$4.7	$3.2	$2.5	$6.4	$6.2	$6.4	$6.4	$6.4	
Margin %	14.9%	7.5%	4.0%	3.6%	8.1%	8.2%	8.5%	8.5%	8.5%	
Selling, General & Administrative	(12.4)	(13.1)	(12.4)	(11.9)	(16.1)	(15.9)	(15.5)	(14.9)	(14.9)	
Depreciation & Amortization	2.1	2.9	3.8	3.8	3.7	3.7	3.5	3.3	3.3	
EBITDA	($0.3)	($5.6)	($5.5)	($5.6)	($6.0)	($6.0)	($5.6)	($5.2)	($5.2)	-1.1%
Margin %	-0.5%	-8.9%	-7.1%	-8.3%	-7.6%	-8.1%	-7.5%	-6.9%	-6.9%	
Depreciation & Amortization	(2.1)	(2.9)	(3.8)	(3.8)	(3.7)	(3.7)	(3.5)	(3.3)	(3.3)	
EBIT	($2.4)	($8.5)	($9.3)	($9.4)	($9.7)	($9.7)	($9.1)	($8.5)	($8.5)	-1.7%
Margin %	-3.6%	-13.5%	-11.9%	-13.9%	-12.4%	-12.9%	-12.1%	-11.3%	-11.3%	
Additional Financial Information										
Capital Expenditures	$6.8	$6.0	$1.5	$1.5	$3.0	$0.2	$0.2	$0.2	$0.2	
Net Working Capital	$3.2	$4.4	$1.9	$2.2	($3.6)	($3.7)	($3.7)	($3.7)	($3.7)	
Change in Net Working Capital		($1.2)	$2.5		$5.5	$0.0	$0.0	$0.0	($0.0)	

Source: Public filings, Capital IQ, Company management
Notes:
CAGR refers to Compound Annual Growth Rate
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items
EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
E refers to Estimated
LTM refers to the most recently completed twelve month period for which financial information has been made public
Historical financials exclude the results of discontinued operations

Draft – for discussion only

HOULIHAN LOKEY | 11

Financial Analysis

History of Strategic Challenges

- The Company has made numerous strategic efforts over the past three to four years to improve business prospects through new product offerings, none of which have resulted in a turnaround of financial performance
- In January 2012, the Company shuttered its home appliance segment due to the high cost of labor and the increasing trend of businesses migrating manufacturing capacity out of China to lower cost regions (e.g. Vietnam, Cambodia, etc.). For the year ended March 31, 2012, the Company's revenue from this segment was $53.9mm, and net margin was 2.6%
- In December 2013, the Company shuttered its EMS segment. Due to competition and the economic clout of the customers, pricing deteriorated in fiscal 2012 and fiscal 2013, whereas beforehand pricing was sufficient to justify the investment in the business. Labor and utility costs began to increase by 15% to 20% per annum, and constant labor turnover caused productivity issues to the extent that assembly losses exceeded any contribution from the segment. With no opportunity to raise prices, the Company decided to shut down the operation to reduce losses. Net margin decreased from 5.7% to -1.8% from FY2013 to FY2014, on revenue of $65.2mm and $60.6mm in FY2013 and FY2014, respectively
- The Company has recently began to development camera modules for medical instrument usage, but have found that gaining acceptance and entry into the Chinese hospital clients is challenging, taking between six months to one year of relationship development before hospital will consider committing to a product

Timeline of Three Recent Strategic Failures:
Home Appliance, EMS & Medical Instrument Business


Started to develop a medical instrument business primarily for the PRC domestic market
Made significant investment to expand camera module business
Received Chinese FDA certification for two medical instruments
FY2012
FY2013
FY2014
FY2015
In January 2012, closed down home appliance segment
In December 2013, announced closure of electronic manufacturing services segment
Medical instrument business has been slower to develop than originally projected

Source: Company management and filings

Draft – for discussion only
HOULIHAN LOKEY | 12

Financial Analysis

Cash Burn Analysis

As of September 30, 2015, the Company had approximately US$35.9 million in cash and cash equivalents and US$7.7 million in debt Based on historical quarterly cash burn for the past three years of US$1.3 million per quarter or US$0.450 per month the Company would run out of cash in approximately six to seven years (without paying down existing debt) Company management projects approximate cash burn of US$0.350 per month in their financial projections, which implies eight to nine years before the Company runs out of cash (without paying down existing debt)

(dollar in millions)

Company Operating Cash Flow

Category FY2011 FY2012 FY2013 FY2014 YTD FY2015

Operating Cash Flow($10.0) $13.4 $9.9($5.7)($0.1)

Investing Cash Flow 6.81 0.81(5.3)(17.1)(1.8)

Financing Cash Flow(2.2) 6.5(12.1) 13.2(6.3)

Net Increase (Decrease) In Cash2($5.6) $20.63($7.4)($9.6)($8.3)

Source: Company filings, Company management Note:

1. Positive investing cash flow due to large proceeds from disposal of available-for-sale investments

2. Includes effect of foreign exchange rate changes on cash

3. Driven by $19.5 million cash provided by operating activities of discontinued operations and Draft $15.4 million – for receipt discussion of restricted cash only

Financial Analysis

Illustrative Liquidation Analysis as Prepared by Company Management

(In thousands, except per share figures)

	Balance Sheet as of September 30, 2015 US$ '000			Recoverability Estimate		Liquidation Value US$ '000				
Assets	Pct.%	Sub	Total	Low	High	Sub (Low)	Total (Low)	Sub (High)	Total (High)	Management Rationale for Recoverability Estimate
Current Assets:										
Cash & Bank Balances			$35,889				$35,889		$35,889	- All outstanding cash balances are assumed to be fully recoverable
Offshore	49%	$17,670		100%	100%	$17,670		$17,670		- Held in US accounts and easily remitted
Onshore	51%	$18,219		100%	100%	$18,219		$18,219		- Held in Hong Kong accounts and casilly remitted
A/C Receivable - Trade			$18,725				$7,450		$11,195	- Historical bad debt reserve is less than 0.5% of sales, but increasing non-collectible trade accounts receivable is anticipated due to potential supply and business interruption issues with customers. Only some of the accounts receivable are backed by bank guarantee
Within 90 Days	98%	$18,320		40%	60%	$7,328		$10,992		
91 - 120 Days	2%	$405		30%	50%	$122		$203		
120 - 150 Days	0%	$0		0%	0%	$0		$0		
Over 150 days	0%	$0		0%	0%	$0		$0		
Bills Receivable			$7,957				$7,957		$7,957	- All outstanding balances are assumed to be fully recoverable
Within 90 Days	89%	$7,117		100%	100%	$7,117		$7,117		- Bank's acceptance bill receivable is guaranteed by bank
91 - 180 Days	4%	$840		100%	100%	$840		$840		
181 - 365 Days	0%	$0		0%	0%	$0		$0		
Over 1 year	0%	$0		0%	0%	$0		$0		
Interest Receivable			$39				$39		$39	- Interest receivable from bank deposits is assumed to be fully recoverable
Within 90 Days	51%	$20		100%	100%	$20		$20		
91 - 180 Days	0%	$0		0%	0%	$0		$0		
181 - 365 Days	49%	$19		100%	100%	$19		$19		
Over 1 year	0%	$0		0%	0%	$0		$0		
Deposits & Prepayments & Other Receivable			$1,727				$1,019		$1,364	- Except for the VAT receivable, the remaining prepaid expenses could not be refunded
Within 90 Days	85%	$1,468		60%	80%	$881		$1,174		
91 - 180 Days	10%	$173		55%	75%	$95		$130		
181 - 365 Days	5%	$86		50%	70%	$43		$60		
Over 1 year	0%	$0		0%	0%	$0		$0		
Temporary Payment			$1,388	20%	50%		$278		$694	- 90% of temporary payment is rental receivable from COM tenant
Inventory			$6,697	30%	40%		$2,009		$2,679	
Deferred Tax Assets			$11	0%	0%		$0		$0	
Amount due from Related Parties			$15	100%	100%		$15		$15	- Rental deposits paid to related company are assumed to be 100% recoverable
Current Assets			$72,449				$54,656		$59,832	
Non-Current Assets:										
Property, Plant and Equipment, Net			$24,762				$9,446		$14,901	
Property under Development	7%	$1,236		0%	30%	$0		$371		- Property in Dongguan faced structural problems, with property certificate unissued
Land Use Right (China)	14%	$2,711		0%	0%	$0		$0		- Expects no recovery upon liquidation since the LUR is for industrial purposes only
Land & Building	57%	$10,706		88%	128%	$9,423		$13,710		- Refers to Hong Kong office, Shenzhen office and Dongguan factory
Plant & Machinery	41%	$7,746		0%	10%	$0		$775		- Expects limited recovery given resale value
Moulds	2%	$421		0%	0%	$0		$0		- Expects no recovery given manufactured for specific customers
Furniture & Fixtures	9%	$1,637		0%	0%	$0		$0		- Expects no recovery
Office Equipment	0%	$24		0%	0%	$0		$0		- Expects no recovery
Computer Equipment	1%	$190		0%	0%	$0		$0		- Expects no recovery given outdated desktop computers and servers
Motor Car & Yacht	0%	$91		25%	50%	$23		$45		
Non-Current Assets			$24,762				$9,446		$14,901	
Total Assets			$97,211				$64,101		$74,733	

Note: Analysis per Company management

Draft – for discussion only

HOULIHAN LOKEY | 14

Financial Analysis

Illustrative Liquidation Analysis as Prepared by Company Management (cont.)

(In thousands, except per share figures)

	Balance Sheet as of September 30, 2015 US$ '000			Recoverability Estimate		Liquidation Value US$ '000				
	Pct.%	Sub	Total	Low	High	Sub (Low)	Total (Low)	Sub (High)	Total (High)	Management Rationale for Recoverability Estimate
Liabilities & Shareholders' Equity										
Liabilities										
A/C Payable - Trade			$14,693				$14,693		$14,693	
Within 90 Days	89%	$13,026		100%	100%	$13,026		$13,026		- Expects to be fully payable due to obligation
91 - 120 Days	8%	$1,495		100%	100%	$1,495		$1,495		- Expects to be fully payable due to obligation
> 120 Days	1%	$172		100%	100%	$172		$172		- Expects to be fully payable due to obligation
Bills Payable & Trust Receipt			$4,939				$4,939		$4,939	
Within 90 Days	30%	$4,368		100%	100%	$4,368		$4,368		- Expects to be fully payable due to senior claim
91 - 120 Days	2%	$373		100%	100%	$373		$373		- Expects to be fully payable due to senior claim
> 120 Days	1%	$198		100%	100%	$198		$198		
Short Term Loans			$7,720	100%	100%		$7,720		$7,720	- Expects to be fully payable due to senior claim
Provisions & Accruals, Other Payable			$8,948	100%	100%		$8,948		$8,948	- Expects to be fully payable due to obligation
Provision for Taxation			$4,250	100%	100%		$4,250		$4,250	- Reserved for potential tax issues upon liquidation
Deferred Taxation			$8	0%	0%		$0		$0	
Temporary Receipt			$1,499	100%	100%		$1,499		$1,499	- Expects to be fully payable due to contractual obligation
Total Liabilities			$42,057				$42,049		$42,049	
Shareholder's Equity										
Share Capital			$129	0%	0%		$0		$0	
Treasury Stock			($4,663)	0%	0%		$0		$0	
Share Premium			$85,108	0%	0%		$0		$0	
Revaluation Reserve			$1,328	0%	0%		$0		$0	
Retained Earnings			($36,214)	0%	0%		$0		$0	
Other Comprehensive Income			$9,932	0%	0%		$0		$0	
Minority Interest			($466)	0%	0%		$0		$0	
Total Equity			$55,154				$0		$0	
Total Liabilities and Equity			$97,211				$42,049		$42,049	
Residual Value							$22,053		$32,684	
Wind Down Charges										
Operating Costs During Wind-down							$1,290		$1,290	- Estimated resources and time needed to complete orderly wind-down (3 months)
Severance Fee							$600		$1,000	- Estimated based on employment contracts for employees not needed during the wind-down period
Liquidation Committee's Fee							$10		$20	
Other Legal Charges (Litigation, Tax Clearance, Authority Approval, Deregistration)							$350		$450	- Include, amoung others, approvals from authorities that the Company is free of liabilities
Total Wind Down Charges							$2,250		$2,760	
Residual After Total Contractual Obligations and Wind Down Charges										
Total							$19,803		$29,924	
Per Share							$6.33		$9.57	

Note: Analysis per Company management

Draft – for discussion only

HOULIHAN LOKEY | 15

Financial Analysis

Selected Companies Trading Statistics

(dollars and shares in millions, except per share values)

Company	Ticker	Stock Price (11/20/2015)	Equity[1] Value (US$mm)	Enterprise[2] Value (US$mm)	EV / Revenue			EV / EBITDA		
					LTM (x)	NFY (x)	NFY+1 (x)	LTM (x)	NFY (x)	NFY+1 (x)
Selected Firms										
APCB Inc.	TSEC:6108	$0.36	$58	$181	0.72x	NA	NA	6.9x	NA	NA
CammSys Corp.	KOSDAQ:A050110	1.92	102	168	0.51x	NA	NA	7.6x	NA	NA
Nanos Co., Ltd.	KOSDAQ:A151910	6.31	76	159	0.98x	0.67x	NMF	10.8x	4.1x	NMF
Powerlogics Co., Ltd.	KOSDAQ:A047310	3.57	106	143	0.29x	NA	NA	8.3x	NA	NA
Haesung Optics Co., Ltd.	KOSDAQ:A076610	4.67	78	122	0.62x	NA	NA	5.6x	NA	NA
AzureWave Technologies, Inc.	TSEC:3694	0.56	73	82	0.51x	NA	NA	NMF	NA	NA
Creative Sensor Inc.	TSEC:8249	0.71	92	27	0.17x	NA	NA	1.5x	NA	NA
Bison Electronics Inc.	GTSM:3659	0.29	16	17	0.25x	NA	NA	NMF	NA	NA
Mean					0.51x	NMF	NMF	6.8x	NMF	NMF
Median					0.51x	NMF	NMF	7.3x	NMF	NMF
High					0.98x	NMF	NMF	10.8x	NMF	NMF
Low					0.17x	NMF	NMF	1.5x	NMF	NMF
Current										
Global-Tech Advanced Innovations	NasdaqGM:GAI	$6.12	$19	($9)	NMF	NMF	NMF	NMF	NMF	NMF
Offer										
Global-Tech Advanced Innovations	NasdaqGM:GAI	$8.85	$28	($1)	NMF	NMF	NMF	NMF	NMF	NMF

Sources: Capital IQ, Company public filings, analyst reports
Notes:
*1. Equity Market Value refers to share price * (common shares outstanding + options and warrants per the treasury stock method)*
2. Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + minority interest – cash and short term investment
LTM refers to the most recently completed twelve month period for which financial information has been made public
NFY refers to next fiscal year; NFY+1 refers to the year after next fiscal year
NA refers to not available figure; NMF refers to not meaningful figure
No company used in this analysis for comparative purposes is identical to the Company

Draft – for discussion only

HOULIHAN LOKEY | 16

Appendix

Draft – for discussion only

Appendix

Draft – for discussion only Additional Financial Data

Additional Financial Data

Benchmarking Statistics[1]

Size (LTM Revenue, millions)	
Powerlogics Co., Ltd.	$485.4
CammSys Corp.	$329.5
APCB Inc.	$252.0
Haesung Optics Co., Ltd.	$198.2
Nanos Co., Ltd.	$162.9
AzureWave Technologies, Inc.	$162.1
Creative Sensor Inc.	$161.5
Global-Tech Advanced Innovations Inc.	$67.8
Bison Electronics Inc.	$66.3

Size[2] (Enterprise Value as of 11/20/15, millions)	
APCB Inc.	$180.9
CammSys Corp.	$168.1
Nanos Co., Ltd.	$159.2
Powerlogics Co., Ltd.	$142.5
Haesung Optics Co., Ltd.	$122.3
AzureWave Technologies, Inc.	$82.4
Creative Sensor Inc.	$27.4
Bison Electronics Inc.	$16.7
Global-Tech Advanced Innovations Inc.	($9.5)

Historical Growth (2-Fiscal Year Revenue)	
Haesung Optics Co., Ltd.	69.7%
CammSys Corp.	24.3%
Nanos Co., Ltd.	19.6%
APCB Inc.	11.3%
Global-Tech Advanced Innovations Inc.	8.1%
Creative Sensor Inc.	6.8%
Powerlogics Co., Ltd.	3.9%
Bison Electronics Inc.	-3.3%
AzureWave Technologies, Inc.	-19.3%

Historical Growth (1-Fiscal Year Revenue)	
Global-Tech Advanced Innovations Inc.	24.4%
Creative Sensor Inc.	12.4%
APCB Inc.	11.3%
Haesung Optics Co., Ltd.	7.5%
CammSys Corp.	4.0%
Powerlogics Co., Ltd.	3.1%
Bison Electronics Inc.	-12.4%
AzureWave Technologies, Inc.	-15.8%
Nanos Co., Ltd.	-18.0%

Historical Growth (2-Fiscal Year EBITDA)	
CammSys Corp.	67.6%
Creative Sensor Inc.	31.1%
Nanos Co., Ltd.	16.1%
Haesung Optics Co., Ltd.	11.0%
APCB Inc.	5.9%
Powerlogics Co., Ltd.	-5.7%
Bison Electronics Inc.	-17.9%
AzureWave Technologies, Inc.	NMF
Global-Tech Advanced Innovations Inc.	NMF

Historical Growth (1-Fiscal Year EBITDA)	
APCB Inc.	39.8%
Powerlogics Co., Ltd.	34.5%
Creative Sensor Inc.	28.3%
Nanos Co., Ltd.	3.2%
CammSys Corp.	-16.5%
Haesung Optics Co., Ltd.	-39.1%
Bison Electronics Inc.	-51.4%
AzureWave Technologies, Inc.	NMF
Global-Tech Advanced Innovations Inc.	NMF

Projected Growth (1-Fiscal Year Revenue)	
Nanos Co., Ltd.	45.5%
Global-Tech Advanced Innovations Inc.	0.6%
APCB Inc.	NA
AzureWave Technologies, Inc.	NA
Bison Electronics Inc.	NA
CammSys Corp.	NA
Creative Sensor Inc.	NA
Powerlogics Co., Ltd.	NA
Haesung Optics Co., Ltd.	NA

Relative Depreciation (LTM Depr. to LTM EBITDA)	
AzureWave Technologies, Inc.	358.0%
Nanos Co., Ltd.	78.0%
Powerlogics Co., Ltd.	72.9%
APCB Inc.	72.6%
Haesung Optics Co., Ltd.	71.7%
Creative Sensor Inc.	37.0%
CammSys Corp.	35.7%
Bison Electronics Inc.	NMF
Global-Tech Advanced Innovations Inc.	NMF

Source: Public filings, Capital IQ, Company management
Notes:
1. No company used for comparative purposes is identical to the Company
2. Based on public trading prices of common stock
LTM refers to the most recently completed twelve month period for which financial information has been made public
NA refers to not available

Draft – for discussion only

HOULIHAN LOKEY | 19

Additional Financial Benchmarking Statistics1 (cont.)

Data

Profitability Profitability Profitability Profitability

(LTM EBITDA to LTM Revenue)(FYE EBITDA to FYE Revenue)(FYE-1 EBITDA to FYE-1 Revenue)(FYE-2 EBITDA to FYE-2 Revenue)

Name Value Name Value Name Value Name Value

Haesung Optics Co., Ltd. 11.0% APCB Inc. 11.7% Haesung Optics Co., Ltd. 18.6% Haesung Optics Co., Ltd. 24.6%

Creative Sensor Inc. 11.0% Creative Sensor Inc. 10.8% Creative Sensor Inc. 9.5% APCB Inc. 12.9%

APCB Inc. 10.4% Haesung Optics Co., Ltd. 10.5% APCB Inc. 9.3% Nanos Co., Ltd. 9.4%

Nanos Co., Ltd. 9.0% Nanos Co., Ltd. 8.8% CammSys Corp. 8.4% Creative Sensor Inc. 7.2%

CammSys Corp. 6.7% CammSys Corp. 6.8% Nanos Co., Ltd. 7.0% Bison Electronics Inc. 5.1%

Powerlogics Co., Ltd. 3.5% Powerlogics Co., Ltd. 4.1% Bison Electronics Inc. 6.7% Powerlogics Co., Ltd. 4.9%

AzureWave Technologies, Inc. 1.6% Bison Electronics Inc. 3.7% Powerlogics Co., Ltd. 3.1% CammSys Corp. 3.7%

Bison Electronics Inc. -0.2% AzureWave Technologies, Inc. -4.6% AzureWave Technologies, Inc. 0.3% AzureWave Technologies, Inc. 2.4%

Global-Tech Advanced Innovations Inc. -8.3% Global-Tech Advanced Innovations Inc. -7.1% Global-Tech Advanced Innovations Inc. -8.9% Global-Tech Advanced Innovations Inc. -0.5%

Internal Investment Liquidity2 Leverage2

(LTM Capital Expenditures to LTM Revenue)(Current Ratio as of 11/20/15)(Debt to EV as of 11/20/15)

Name Value Name Value Name Value

Nanos Co., Ltd. 11.8% Creative Sensor Inc. 2.1 APCB Inc. 102.2%

Haesung Optics Co., Ltd. 11.0% Global-Tech Advanced Innovations Inc. 1.7 Nanos Co., Ltd. 55.7%

CammSys Corp. 10.3% Bison Electronics Inc. 1.5 CammSys Corp. 53.4%

APCB Inc. 8.3% AzureWave Technologies, Inc. 1.2 Haesung Optics Co., Ltd. 42.9%

Powerlogics Co., Ltd. 5.0% CammSys Corp. 1.2 Powerlogics Co., Ltd. 38.1%

Bison Electronics Inc. 3.1% APCB Inc. 1.1 AzureWave Technologies, Inc. 22.3%

Creative Sensor Inc. 2.3% Powerlogics Co., Ltd. 1.1 Bison Electronics Inc. 18.8%

Global-Tech Advanced Innovations Inc. 2.2% Haesung Optics Co., Ltd. 0.9 Creative Sensor Inc. 0.0%

AzureWave Technologies, Inc. 2.0% Nanos Co., Ltd. 0.8 Global-Tech Advanced Innovations Inc. NMF

Source: Public filings, Capital IQ, Company management Notes:

1. No company used for comparative purposes is identical to the Company

2. Based on public trading prices of common stock

LTM refers to the most recently completed twelve month period for which financial information has been made public 20 NA refers to not available Draft – for discussion only

Additional Financial Data

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
On-Going Deals										
11/2/2015	-	China Ming Yang Wind Power Group Ltd.	$2.51	13.1%	19.3%	17.8%	11.2%	(8.5%)	(5.5%)	(34.3%)
10/30/2015	-	SORL Auto Parts, Inc.	2.84	21.9%	33.4%	38.8%	26.3%	(6.7%)	(9.7%)	(36.7%)
10/16/2015	-	Youku Tudou Inc.	26.60	30.2%	48.1%	46.1%	27.3%	27.1%	30.2%	(15.6%)
8/31/2015	-	iKang Healthcare Group, Inc.	17.80	10.8%	9.7%	(0.0%)	(3.0%)	0.1%	(0.8%)	(21.5%)
8/3/2015	-	eLong Inc.	18.00	24.1%	20.3%	(8.6%)	(7.7%)	(5.7%)	(5.5%)	(33.9%)
8/3/2015	-	Global-Tech Advanced Innovations	8.85	195.0%	162.9%	150.1%	146.1%	74.2%	73.4%	0.6%
7/21/2015	-	Mecox Lane Limited	4.00	17.6%	11.9%	11.3%	9.3%	10.2%	7.2%	(14.7%)
7/9/2015	-	YY Inc.	68.50	17.4%	(1.2%)	2.2%	8.3%	3.5%	(2.7%)	(28.9%)
7/9/2015	-	E-Commerce China Dangdang Inc.	7.81	20.0%	(15.9%)	(16.6%)	(15.6%)	(19.8%)	(29.8%)	(52.4%)
7/6/2015	-	China Nepstar Chain Drugstore Ltd.	2.60	18.2%	(1.7%)	(2.2%)	2.2%	13.9%	14.3%	(21.2%)
6/29/2015	-	Kongzhong Corp.	8.56	21.8%	11.5%	19.7%	27.0%	32.1%	27.3%	(7.9%)
6/23/2015	-	Momo Inc.	18.90	20.5%	147.1%	167.9%	183.4%	34.7%	11.2%	(5.0%)
6/22/2015	-	Vimicro International Corp.	13.50	9.5%	3.4%	9.8%	15.4%	38.8%	50.9%	(18.1%)
6/19/2015	-	AirMedia Group Inc.	6.00	70.5%	10.8%	30.2%	31.3%	46.2%	52.3%	(22.1%)
6/17/2015	-	Qihoo 360 Technology Co. Ltd.	77.00	16.6%	30.3%	31.6%	39.2%	29.4%	12.0%	(26.5%)
6/15/2015	-	iDreamSky Technology Limited	14.00	(3.8%)	24.5%	39.8%	41.5%	11.7%	(6.8%)	(46.1%)
6/12/2015	-	Bona Film Group Limited	13.70	6.5%	20.4%	28.7%	34.6%	45.5%	55.2%	3.2%
6/11/2015	-	Homeinns Hotel Group	32.81	8.8%	18.3%	25.0%	25.4%	20.4%	13.6%	(10.9%)
6/10/2015	-	Renren Inc.	4.20	2.2%	13.7%	24.6%	29.7%	35.5%	32.5%	(5.6%)
6/10/2015	-	21Vianet Group, Inc.	23.00	15.5%	48.2%	36.4%	35.1%	28.1%	16.1%	(28.9%)
6/9/2015	-	E-House China Holdings Limited	7.38	10.0%	16.2%	20.5%	17.8%	0.1%	(12.7%)	(40.9%)
6/5/2015	-	JA Solar Holdings Co., Ltd.	9.69	19.9%	2.6%	1.7%	4.3%	10.2%	5.9%	(14.3%)
6/4/2015	-	Mindray Medical International Limited	28.00	1.9%	(3.1%)	(2.3%)	(2.4%)	(2.6%)	(4.2%)	(17.2%)
6/1/2015	-	Taomee Holdings Ltd.	3.59	20.1%	11.7%	15.1%	8.6%	1.3%	(100.0%)	(35.0%)
4/30/2015	-	WuXi PharmaTech (Cayman) Inc.	46.00	16.2%	19.2%	19.4%	20.6%	23.7%	27.9%	2.2%
4/27/2015	-	China Cord Blood Corporation	6.40	(11.4%)	7.6%	11.0%	13.2%	17.5%	21.8%	(11.6%)
4/20/2015	-	Xueda Education Group	3.38	19.9%	14.5%	19.3%	23.1%	16.6%	8.6%	(40.3%)
3/3/2015	-	Jiayuan.com International Ltd.	5.37	15.7%	12.7%	14.1%	8.2%	(1.0%)	(9.9%)	(39.3%)
8/19/2013	-	Exceed Company Ltd.	1.78	19.5%	24.4%	27.9%	30.4%	30.2%	24.0%	(6.3%)
Mean				22.3%	24.8%	26.9%	27.3%	17.5%	10.2%	(21.7%)
Median				17.4%	14.5%	19.4%	20.6%	16.6%	11.2%	(21.2%)
High				195.0%	162.9%	167.9%	183.4%	74.2%	73.4%	3.2%
Low				(11.4%)	(15.9%)	(16.6%)	(15.6%)	(19.8%)	(100.0%)	(52.4%)
8/3/2015	-	Global-Tech Advanced Innovations	$8.85	195.0%	162.9%	150.1%	146.1%	74.2%	73.4%	0.6%

Source: Capital IQ, Company Filings
Note:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week High prior to going private announcement

Draft – for discussion only

HOULIHAN LOKEY | 21

Additional Financial Data

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium						
				1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals										
1/27/2014	11/18/2015	Shanda Games Limited	$6.90	22.1%	43.1%	51.8%	54.3%	56.5%	62.1%	6.2%
4/13/2015	11/18/2015	Sungy Mobile Limited	4.90	8.9%	19.9%	11.0%	4.9%	(30.2%)	(51.5%)	(76.8%)
5/18/2015	8/10/2015	China Mobile Games and Entertainment Group Limited	21.50	5.5%	3.6%	8.1%	12.3%	1.4%	(99.9%)	(27.6%)
1/2/2015	7/28/2015	Perfect World Co., Ltd.	20.00	26.9%	20.3%	10.2%	5.4%	4.4%	(0.6%)	(23.8%)
5/22/2013	12/2/2014	Le Gaga Holdings Ltd	4.06	21.6%	22.0%	16.6%	15.7%	10.0%	7.7%	(21.9%)
4/28/2012	11/26/2014	Sino Gas International Holdings, Inc.	1.30	306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
3/10/2014	11/18/2014	Montage Technology Group Limited	22.60	31.7%	28.0%	24.4%	25.8%	n.a.	n.a.	n.a.
2/17/2014	9/29/2014	Chindex International Inc.	24.00	39.9%	44.5%	44.9%	45.5%	44.0%	51.9%	24.9%
9/30/2013	9/24/2014	Charm Communications Inc.	4.70	17.2%	14.3%	13.2%	9.2%	5.2%	4.7%	(21.7%)
6/6/2013	8/29/2014	iSoftStone Holdings Limited	5.70	17.8%	26.4%	25.6%	22.1%	21.1%	17.9%	(19.6%)
12/24/2013	7/30/2014	Noah Education Holdings Ltd.	2.85	26.7%	21.5%	26.3%	33.5%	50.7%	54.7%	11.3%
11/25/2013	7/18/2014	Giant Interactive Group, Inc.	12.00	18.5%	31.5%	33.7%	37.4%	47.7%	58.2%	5.0%
2/10/2014	7/17/2014	AutoNavi Holdings Limited	21.00	27.0%	38.6%	40.0%	36.1%	46.1%	52.2%	(0.9%)
9/4/2013	7/9/2014	China Hydroelectric Corporation	3.51	57.4%	62.5%	54.4%	48.0%	60.2%	72.0%	8.0%
10/15/2012	7/3/2014	Yongye International, Inc.	7.10	48.2%	58.3%	74.1%	83.3%	98.4%	86.2%	20.3%
10/12/2012	5/30/2014	Ninetowns Internet Technology Group Company Limited	2.00	85.2%	79.4%	81.9%	73.7%	62.7%	62.7%	(2.4%)
6/20/2013	4/23/2014	ChinaEdu Corporation	7.00	19.9%	17.9%	13.2%	14.0%	15.7%	18.3%	(16.3%)
11/2/2012	4/14/2013	Trunkbow International Holdings, Ltd.	1.46	24.8%	48.6%	54.8%	49.3%	6.6%	1.1%	(39.4%)
5/20/2013	3/27/2014	Pactera Technology International Ltd.	7.30	38.8%	34.5%	19.9%	14.0%	8.1%	2.5%	(33.0%)
3/12/2013	3/28/2014	Camelot Information Systems Inc.	1.85	23.3%	27.6%	53.7%	51.5%	20.7%	(20.0%)	(54.5%)
1/20/2012	1/15/2014	AsiaInfo-Linkage, Inc.	12.00	21.0%	50.8%	43.2%	38.7%	(0.1%)	(13.9%)	(47.6%)
3/11/2013	12/23/2013	Simcere Pharmaceutical Group.	9.66	21.4%	23.1%	22.7%	21.6%	21.3%	18.3%	2.0%
8/13/2012	7/30/2013	LJ International Inc.	2.00	24.2%	21.4%	29.2%	17.6%	4.7%	(4.1%)	(31.3%)
9/26/2012	7/5/2013	7 Days Group Holdings Limited	13.80	30.6%	43.2%	45.3%	42.5%	24.3%	15.6%	(21.1%)
10/3/2012	6/27/2013	Feihe International, Inc.	7.40	21.3%	23.6%	14.9%	22.9%	42.8%	47.9%	(20.4%)
3/27/2012	6/27/2013	Zhongpin, Inc.	13.50	46.6%	46.5%	38.6%	40.3%	44.7%	24.4%	(22.0%)
9/12/2012	5/30/2013	3SBio Inc.	16.70	44.1%	45.7%	39.6%	33.8%	33.6%	37.2%	8.9%
8/13/2012	5/23/2013	Focus Media Holding Ltd.	27.50	17.6%	36.6%	33.9%	28.2%	28.2%	26.2%	(16.5%)
2/15/2013	5/17/2013	China Shenghuo Pharmaceutical Holdings, Inc.	0.16	18.5%	61.5%	42.8%	46.0%	(33.0%)	(36.6%)	(78.1%)
9/7/2012	4/8/2013	Syswin Inc.	2.05	28.1%	45.7%	39.9%	43.5%	112.5%	103.3%	(12.4%)
7/6/2012	3/28/2013	ShangPharma Corporation	9.00	30.8%	44.8%	34.2%	20.4%	13.0%	4.8%	(26.5%)
5/9/2012	2/6/2013	China Nuokang Bio-Pharmaceutical Inc.	5.80	56.8%	74.0%	95.9%	102.9%	41.3%	37.3%	(1.4%)
5/21/2012	12/28/2012	Yucheng Technologies Limited	3.90	26.4%	28.0%	32.4%	42.5%	52.7%	43.5%	0.8%
11/3/2010	12/27/2012	Fushi Copperweld, Inc.	9.50	4.4%	1.6%	8.0%	9.4%	(2.0%)	0.0%	(26.6%)
4/2/2012	12/11/2012	Winner Medical Group Inc.	4.50	32.3%	29.2%	40.1%	46.4%	31.7%	12.7%	(15.1%)
1/9/2012	11/9/2012	Pansoft Company Limited	4.15	106.5%	83.2%	93.2%	79.6%	36.7%	27.4%	(16.0%)

Source: Capital IQ, Company Filings
Note:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week High prior to going private announcement
NA refers to not available figure

Draft – for discussion only

HOULIHAN LOKEY | 22

Additional Financial Data

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals (cont.)										
5/3/2012	11/2/2012	China Mass Media Corp.	$5.00	115.5%	133.1%	38.9%	(3.2%)	(35.0%)	(38.2%)	(80.8%)
2/21/2012	10/31/2012	China TransInfo Technology Corp.	5.80	12.6%	26.6%	40.0%	52.6%	67.7%	47.7%	11.5%
2/24/2012	10/17/2012	Gushan Environmental Energy Limited	1.65	34.1%	28.1%	27.7%	10.0%	(13.6%)	(31.8%)	(66.7%)
1/6/2012	5/15/2012	Jingwei International Limited	2.20	64.2%	66.6%	57.0%	48.2%	8.3%	(5.7%)	(46.5%)
10/28/2011	4/20/2012	China Real Estate Information Corporation	5.73	6.1%	20.1%	7.0%	(5.8%)	(13.3%)	(21.8%)	(46.3%)
11/14/2011	4/17/2012	China GrenTech Corp. Ltd.	3.15	23.0%	34.3%	42.4%	45.7%	18.4%	11.6%	(14.9%)
10/17/2011	2/14/2012	Shanda Interactive Entertainment Ltd.	41.35	23.5%	26.6%	25.1%	20.6%	2.3%	2.5%	(23.7%)
3/7/2011	11/4/2011	China Fire & Security Group, Inc.	9.00	43.8%	52.4%	40.1%	28.1%	12.1%	(13.5%)	(45.4%)
10/11/2010	11/3/2011	Harbin Electric, Inc.	24.00	20.2%	36.3%	35.1%	37.7%	24.8%	22.3%	(7.7%)
1/28/2011	9/16/2011	China Security & Surveillance Technology, Inc.	6.50	33.2%	30.1%	26.1%	21.3%	24.9%	11.9%	(26.9%)
3/25/2011	8/25/2011	Funtalk China Holdings Limited	7.20	17.1%	34.2%	30.6%	26.7%	2.9%	3.9%	(17.5%)
11/11/2010	8/19/2011	Chemspec International Limited	8.10	28.2%	29.2%	27.0%	22.8%	10.4%	14.2%	(10.5%)
6/27/2011	8/11/2011	Tiens Biotech Group (USA), Inc.	1.72	67.0%	44.2%	31.5%	27.6%	21.5%	16.5%	(13.1%)
4/8/2010	4/15/2011	Tongjitang Chinese Medicines Company	4.50	19.0%	22.3%	21.9%	21.0%	17.9%	18.4%	(11.8%)
Mean				38.1%	43.7%	40.7%	37.4%	28.4%	19.5%	(16.5%)
Median				26.5%	34.2%	34.1%	30.8%	21.1%	15.6%	(17.5%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				4.4%	1.6%	7.0%	(5.8%)	(35.0%)	(99.9%)	(80.8%)
Overall										
Mean				32.3%	36.8%	35.6%	33.7%	24.3%	16.1%	(18.4%)
Median				21.4%	27.6%	28.7%	26.7%	19.4%	13.2%	(18.9%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				(11.4%)	(15.9%)	(16.6%)	(15.6%)	(35.0%)	(100.0%)	(80.8%)
8/3/2015	-	Global-Tech Advanced Innovations	$8.85	195.0%	162.9%	150.1%	146.1%	74.2%	73.4%	0.6%

Source: Capital IQ, Company Filings
Note:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week High prior to going private announcement

Draft – for discussion only

HOULIHAN LOKEY | 23

Additional Financial Data

Price Revision Data for Going-Private Transactions

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
11/20/2015	Global-tech Advanced Innovations*	BVI	8/3/2015	$8.75	11/20/2015	$8.85	1.1%	1
6/9/2015	E-House China Holdings Limited*	Cayman	6/9/2015	7.38	11/3/2015	6.64	(10.0%)	1
3/3/2015	Jiayuan.com International Ltd.*	Cayman	3/3/2015	5.37	6/9/2015	7.20	34.1%	1
6/4/2015	Mindray Medical International Limited	Cayman	6/4/2015	30.00	10/22/2015	28.00	(6.7%)	2
5/22/2013	Le Gaga Holdings Ltd	Cayman	5/22/2013	4.01	7/30/2014	4.06	1.2%	1
4/28/2012	Sino Gas International Holdings, Inc.	Utah	4/28/2012	0.48	3/28/2014	1.30	170.8%	3
3/10/2014	Montage Technology Group Limited	Cayman	3/10/2014	21.50	6/11/2014	22.60	5.1%	1
2/17/2014	Chindex International Inc.	Delaware	2/17/2014	19.50	4/21/2014	24.00	23.1%	1
6/6/2013	iSoftStone Holdings Limited	Cayman	6/6/2013	5.85	11/4/2013	5.70	(2.6%)	1
12/24/2013	Noah Education Holdings Ltd.	Cayman	12/24/2013	2.80	4/2/2014	2.85	1.8%	1
11/25/2013	Giant Interactive Group, Inc.	Cayman	11/25/2013	11.75	4/17/2014	12.00	2.1%	1
9/4/2013	China Hydroelectric Corporation	Cayman	9/4/2013	2.97	1/13/2014	3.51	18.2%	2
10/15/2012	Yongye International, Inc.	Nevada	10/15/2012	6.60	4/9/2014	7.10	7.6%	4
5/20/2013	Pactera Technology International Ltd.	Cayman	5/20/2013	7.50	10/28/2013	7.30	(2.7%)	2
3/11/2013	Simcere Pharmaceutical Group.	Cayman	3/11/2013	9.56	8/28/2013	9.66	1.0%	1
9/26/2012	7 Days Group Holdings Limited	Cayman	9/26/2012	12.70	3/1/2013	13.80	8.7%	1
9/12/2012	3SBio Inc.	Cayman	9/12/2012	15.00	4/23/2014	16.70	11.3%	2
8/13/2012	Focus Media Holding Ltd.	Cayman	8/13/2012	27.00	3/25/2013	27.50	1.9%	1
2/15/2013	China Shenghuo Pharmaceutical Holdings, Inc.	Delaware	2/15/2013	0.15	4/16/2013	0.16	6.7%	1
9/7/2012	Syswin Inc.	Cayman	9/7/2012	2.00	12/24/2012	2.05	2.5%	1
5/21/2012	Yucheng Technologies Limited	BVI	5/21/2012	3.80	8/13/2012	3.90	2.6%	1
11/3/2010	Fushi Copperweld, Inc.	Nevada	11/3/2010	11.50	12/28/2011	9.50	(17.4%)	2
1/9/2012	Pansoft Company Limited	BVI	1/9/2012	3.76	5/17/2012	4.15	10.4%	1
2/21/2012	China TransInfo Technology Corp.	Nevada	2/21/2012	5.65	6/8/2012	5.80	2.7%	1
2/24/2012	Gushan Environmental Energy Limited	Cayman	2/24/2012	1.60	9/13/2012	1.65	3.1%	2
1/6/2012	Jingwei International Limited	Nevada	1/6/2012	1.56	2/9/2012	2.20	41.0%	1
11/14/2011	China GrenTech Corp. Ltd.	Cayman	11/14/2011	3.10	1/12/2012	3.15	1.6%	1
3/25/2011	Funtalk China Holdings Limited	Cayman	3/25/2011	7.10	5/11/2011	7.20	1.4%	1
11/11/2010	Chemspec International Limited	Cayman	11/11/2010	8.00	3/9/2011	8.10	1.3%	1

	Final Offer Price ($)	% Change	# of Revisions
High	$28.00	170.8%	4
Low	$0.16	(17.4%)	1
Mean	$8.85	11.1%	1
Median	$7.10	2.5%	1

Source: Public filings, Capital IQ
**Denotes on-going transaction.*

Draft – for discussion only

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Appendix

Draft – for discussion only Disclaimer

Project Orchid

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee of the Board of Directors (the "Committee") of Global-Tech Advanced Innovations Inc. (the "Company") by Houlihan Lokey in connection with the Committee's consideration of a potential transaction (the "Transaction") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey's engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Committee. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment Program or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey's only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

All budgets, projections, liquidation analyses, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, liquidation analyses, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections, liquidation analyses, and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon, with the consent of the Committee, representations made by management of Company that such budgets, projections, liquidation analyses, and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections, liquidation analyses, or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses.

Furthermore, and without prejudice to liability for fraud, Houlihan Lokey, its affiliates, and their respective directors, officers, employees and agents, to the extent allowed under applicable law disclaim any liability, responsibility or obligation (whether in contract, tort or otherwise) in relation to the foregoing matters.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey's affiliates and employees, as well as investment funds in which they may have financial interests or which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory services to clients. Houlihan Lokey's personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey's or its affiliates' proprietary interests may conflict with the Company's interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials.

Draft – for discussion only

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